Exhibit 99

Ridgewood Renewable Power	Robert E. Swanson
Chairman

November 10, 2008

TO:	Ridgewood Power Trust II Shareholders

RE:	Dissolution and Liquidation of Trust II

In December, we anticipate soliciting the consent of the shareholders of Ridgewood Electric Power Trust II for the dissolution and liquidation of Trust II.  Upon or prior to the termination of Trust II, a final cash distribution will be made to you.  As required by the Trust’s Declaration of Trust, in order to dissolve and liquidate the Trust, we must obtain the consent of a majority of Trust II investor shares.  If we receive this consent, we will wind-up the affairs of the Trust and distribute to shareholders the balance of the Trust’s cash. After the distribution, most investors should still have a positive capital account balance, in which case you may be entitled to take additional tax losses in the year Trust II terminates.

To date, per $100,000 share, Trust II has paid out a cumulative $74,700.  While we do not know the exact amount of any final distributions, we estimate that the final Trust II distribution will be approximately $16,000 per share, based on our current estimates of the costs of winding up the Trust’s last operating asset, the Monterey Project, the cost of winding up the Trust itself, and settlement of the lawsuit with Pacific Gas & Electric over the Monterey Project (discussed later in this letter). This would bring total cash distributions to approximately $91,000 per share.  The approximate $16,000 cash distribution will be received essentially free of tax, plus there will be additional tax deductions on termination.

  We hope to send you a consent solicitation statement to approve the dissolution and liquidation of Trust II in early December, but we first must submit it to the Securities and Exchange Commission for their review and comment.  Once through the SEC, and assuming the holders of a majority of the investor shares approve the dissolution and liquidation, we will wind up the operations of the Monterey Project and the affairs of Trust II.

Before getting into more details, I want to say that, as the Founder of Ridgewood Renewable Power, I am very disappointed at the results of Trust II.  Trust II was formed in 1992 when, during the early days of power deregulation, the outlook for independent power producers looked favorable.  After all these years, we expect to return only about 90¢ on the dollar.  I apologize for this result.  The only thing I can say in explanation, though not in defense, of this poor result, is that on a comparative basis, by sticking with Trust II, Ridgewood Renewable Power was able to salvage value during an extremely challenging environment for independent power.

THE SOURCE OF THE FINAL CASH DISTRIBUTION

Before I discuss the Monterey Project, let me briefly explain the primary source of the final cash distribution.  The Trust’s current cash balance primarily represents the proceeds from two notes that Trust II received in exchange for its equity interest in the Pittsfield, Massachusetts Project, which incinerated solid municipal waste, and in its municipal waste transfer station in Columbia County, New York (also in the Berkshire Mountains, not far from Pittsfield).

As discussed in great detail in previous letters, in September 2002, Trust II exchanged its interest in the 2 projects for notes totaling $5 million, earning interest at 10%.  Initially, the balance of the notes grew, as there were no scheduled principal payments for the first two years and a portion of our interest was deferred. Beginning in 2004, we began receiving both principal and interest payments. In October 2007, the notes were fully paid off, early, and the Trust received $5 million, including a prepayment penalty of approximately $350,000.  We were not in a position to distribute the proceeds, because the Trust had costs and expenses including the cost of litigation over the Monterey Project.  Assuming the resolution of the Monterey Project litigation and the liquidation of the Monterey Project assets, we will be able to wind up Trust II and distribute the cash after paying the remaining Trust II expenses.

THE BACKGROUND OF THE MONTEREY PROJECT

Prior to the California energy crisis of 2000 and 2001, the Monterey Project was one of the better producing assets in Trust II.  The California energy crisis essentially eviscerated its value.  I will not repeat the many letters I wrote from late 2000 to the present.  In summary, however, Trust II was formed in the early 1990s when the prospects for independent power projects were much more favorable than those we faced in the late 1990s.  Adding to that, the outlook for independent power was made much worse by the California energy crisis in 2000 and 2001.  The California energy crisis was caused, in my opinion, in large part by the alleged manipulation of the deregulated California energy market by such companies as Enron, Mirant and Reliant Energy. During that period, California suffered extremely high energy prices and rolling blackouts and, due to price controls enacted in California, its utilities such as Pacific Gas & Electric (or PG&E, the utility with which the Monterey Project has a long-term power purchase agreement), were forced to buy energy at extremely high prices but could not pass those higher costs through to ratepayers.  Ultimately, because of this, PG&E went bankrupt.  Even Calpine Corp., a large NYSE-listed power producer, got caught up in this crisis and ran into severe financial difficulty. Calpine saw the price of its stock fall from a high of $50 to less than $0.30 per share, and in December 2005, it had to file for bankruptcy protection. What’s more, the people of California even recalled Governor Grey Davis in 2003, shortly after his re-election in November 2002.  That is when Arnold Schwarzenegger became the governor of California. The recall of a Democrat governor and the election of a Republican movie star were seen by many as the response by angry California citizens over the energy crisis and Grey Davis’s mishandling of it.  Trust II’s problems in California should be viewed in light of the PG&E bankruptcy, rising electricity costs, and the state’s ensuing political turmoil.

The Monterey Project owned by Trust II was an innocent casualty of this massive economic upheaval in the California electricity market and the political fallout from it.  In the summer of 2001, following the California energy crisis, we cobbled together a way to keep the Monterey Project running for most of the next 5 years, although under terms significantly less favorable than those in the original long-term power contract under which we had been operating prior to the California energy crisis.

We were able to keep the Monterey Project online until the end 2005, when PG&E began making what were, in our opinion, unreasonable demands on how we ran it.  If we had agreed to these demands, it would have been impossible to run the plant profitably.  Rather than run at a loss, we suspended operation of the plant in January 2006, nearly 3 years ago.  Prior to taking that action, we tried several times to negotiate a more reasonable solution with PG&E, but PG&E rejected our proposals, and we were forced to file suit against them.  PG&E stuck to the demands they were making, and counter-sued for millions of dollars of “capacity payments” that the Monterey Project had received up to that point under the original power purchase agreement.

Finally, earlier this year, we successfully reached a tentative settlement of the lawsuits in which both the Monterey Project and PG&E agreed to terminate the contract, withdraw all claims against each other, and by which PG&E agreed to pay $500,000 to the Monterey Project.  We still feel aggrieved, but the prudent course was to take the settlement, rather than face the expenses of possibly years of further litigation.  The settlement has been approved by us and PG&E, but is subject to approval of the California Public Utilities Commission (CPUC).  The settlement terms were submitted to the CPUC in July 2008 for approval, but no action has been taken yet.  We and PG&E believe that the CPUC will approve it, but we cannot assure you that approval will be given or about the timing of any approval. If the approval is not received, we may have to renegotiate the settlement or recommence litigation of the matter, which would delay, and likely reduce, distributions to shareholders of Trust II.

We have also reached a preliminary agreement to terminate the ground lease where the Monterey Project is located. We anticipate that once the CPUC approves the settlement of the PG&E litigation, we will proceed to remove the plant and complete a reclamation process at the site.  We believe that we will be able to terminate our ground lease, remove the plant, do reclamation work at the site, and take care of other related liabilities at a relatively nominal cost.  Basically, the salvage value of the equipment (which is modest because of its age) is expected to offset most of the removal and reclamation costs.

Saying that other independent power producers, including some of the largest, did worse than Trust II is still small solace to people who invested with us. However, I am proud that the Ridgewood team did an excellent job of salvaging operations and continuing to operate at a modest level of profit for most of the 5 years after the California energy crisis.  We also were extremely persistent in our negotiations of the settlement of our lawsuit with PG&E.  For a small project like the Monterey Project, with its limited resources, to operate for those five years and ultimately receive a modestly favorable settlement from PG&E is an accomplishment in and of itself.

THE PROCEDURES TO WIND UP TRUST II

Depending upon exactly when we receive clearance of our consent statement from the SEC, we intend to solicit your consent to the dissolution and liquidation of Trust II by sending you the consent statement.  Hopefully, it will be sometime in early December.  Even once we have achieved shareholder consent, we will not be able to tell you exactly when we will complete the dissolution and liquidation of Trust II and make the final distribution to you.  Those events are dependent on, among other things, the approval by the CPUC of the settlement with PG&E.  While we hope to terminate Trust II prior to December 31, 2008, we cannot assure you that this will happen.  I can assure you that we are working to dissolve and liquidate Trust II at the earliest possible date.

Except for historical information, Ridgewood Renewable Power has made statements in this letter that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties.  Forward-looking statements include statements made regarding future events, the possibility of a sale of assets, the process by which such sale may be accomplished and other general information concerning possible or assumed future events regarding assets owned by the Trust.  You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates.  Actual events may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse.  Finally, such statements reflect the current views of management of Ridgewood Renewable Power and the Trust.  Neither  Ridgewood Renewable Power nor the Trust undertake any obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the liquidation and dissolution of the Trust which is subject to the approval of shareholders of the Trust. If shareholder approval of the liquidation and dissolution of the Trust is sought, the Trust will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement to be used by the Trust to solicit the approval of its shareholders for such transaction. You are urged to read the proxy statement regarding the transaction, if and when it becomes available, and any other relevant documents filed by the Trust with the SEC, as well as any amendments or supplements to such a proxy statement, because they will contain important information. You can obtain free copies of any such materials (including any proxy statement) filed by the Trust with the SEC, as well as other filings containing information about the Trust at the SEC’s Internet Site (http://www.sec.gov). The Trust will also provide copies of any such proxy statement and other information filed with the SEC to any shareholder, at the actual cost of reproduction, upon written request to Dan Gulino, General Counsel, or via telephone at (201) 447-9000.

Participants in Solicitation

The Trust and Ridgewood Renewable Power, as managing shareholder of the Trust and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies or consents from the Trust’s shareholders with respect to the liquidation and dissolution of the Trust.  Information regarding the officers and directors of the Trust and Ridgewood Renewable Power, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive proxy statement that will be filed with the SEC by the Trust in the event such a transaction requiring shareholder approval were to occur.

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